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                                             SHAWMUT NATIONAL CORPORATION                               EXHIBIT 12
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                                       PREFERRED STOCK DIVIDEND REQUIREMENTS
                                        Nine months
                                          ended
(in thousands)                         September 30                      Year ended December 31,
                                           1994         1993         1992         1991         1990         1989
EARNINGS
  Income (loss) before income taxes,
    extraordinary credit and
    cumulative effect of accounting
    changes                             $ 228,551   $  289,476   $  108,625   $ (169,223)  $ (155,672)  $ (203,206)
  Portion of rents representative
    of the interest factor                 12,906       18,037       19,525       19,491       19,903       21,874
  Interest on other borrowings            264,454      262,413      192,240      217,739      340,650      634,175
  Interest on notes and debentures         62,628       70,646       59,321       60,436       63,105       66,287
  Amortization of debt issuance cost          633        1,394          594          618          578          563
Earnings including interest on deposits   569,172      641,966      380,305      129,061      268,564      519,693
  Interest on deposits                    283,959      420,966      622,436      933,665    1,253,609    1,173,931
Earnings excluding interest on deposits $ 853,131   $1,062,932   $1,002,741   $1,062,726   $1,522,173   $1,693,624

FIXED CHARGES
  Portion of rents representative
    of the interest factor              $  12,906   $   18,037   $   19,525   $   19,491   $   19,903   $   21,874
  Interest on other borrowings            264,454      262,413      192,240      217,739      340,650      634,175
  Interest on notes and debentures         62,628       70,646       59,321       60,436       63,105       66,287
  Amortization of debt issuance cost          633        1,394          594          618          578          563
Fixed charges excluding interest on
  deposits                                340,621      352,490      271,680      298,284      424,236      722,899
  Interest on deposits                    283,959      420,966      622,436      933,665    1,253,609    1,173,931
Fixed charges including interest on
  deposits                              $ 624,580   $  773,456   $  894,116   $1,231,949   $1,677,845   $1,896,830

COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDEND
REQUIREMENTS
  Fixed charges excluding interest on
    deposits                            $ 340,621   $  352,490   $  271,680   $  298,284   $  424,236   $  722,899
  Preferred stock dividend requirements    18,375       23,438       15,952        2,262        2,328        2,341
                                        $ 358,996   $  375,928   $  287,632   $  300,546   $  426,564   $  725,240

  Fixed charges including interest on
    deposits                            $ 624,580   $  773,456   $  894,116   $1,231,949   $1,677,845   $1,896,830
  Preferred stock dividend requirements    18,375       23,438       15,952        2,262        2,328        2,341
                                        $ 642,955   $  796,894   $  910,068   $1,234,211   $1,680,173   $1,899,171

RATIOS
  Earnings to fixed charges
      Excluding interest on deposits         1.67 x       1.82 x       1.40 x       0.43 x       0.63 x       0.72 x
      Including interest on deposits         1.37         1.37         1.12         0.86         0.91         0.89
  Earnings to combined fixed charges and
    preferred stock dividend requirements
      Excluding interest on deposits         1.59         1.71         1.32         0.41         0.63         0.70
      Including interest on deposits         1.33         1.33         1.10         0.86         0.91         0.89
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